UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2015

(September 2, 2015)

PERICOM SEMICONDUCTOR CORPORATION

(Exact Name of Registrant as Specified in Charter)

California	000-27026	77-0254621
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1545 Barber Lane, Milpitas, California	95035
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 232-9100

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 2, 2015, Pericom Semiconductor Corporation, a California corporation (“Pericom” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Diodes Incorporated, a Delaware corporation (“Diodes” or “Parent”), and PSI Merger Sub, Inc., a California corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which, subject to satisfaction or waiver of the conditions therein, Merger Sub will merge with and into Pericom (the “Merger”), with Pericom surviving as a wholly-owned subsidiary of Parent. The Merger Agreement has been approved unanimously by the board of directors of Pericom.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Pericom common stock issued and outstanding immediately prior to the Effective Time, excluding shares owned by shareholders who have exercised dissenters’ rights under California law shares owned by the Company, Parent, Merger Sub or any of their respective subsidiaries, will be converted into the right to receive $17.00 in cash, without interest (the “Merger Consideration”).

Immediately prior to the Effective Time, each unexpired and unexercised option to purchase Pericom’s common stock (each a “Company Option”) under any stock option plan of Pericom, including Pericom’s Amended and Restated 2001 Stock Incentive Plan (as amended), Pericom’s Amended and Restated 2004 Stock Incentive Plan and Pericom’s 2014 Stock Award and Incentive Compensation Plan or any other plan, agreement or arrangement other than Pericom’s 2010 Employee Stock Purchase Plan, as amended (the “Company Stock Plans”), that is unvested and unexercisable, which is held by an individual who is rendering continuous service to the Company or its subsidiaries through the Effective Time and who is eligible to be included on a registration statement filed by Diodes on Form S-8, will be canceled and replaced by Diodes and become an award of restricted stock units covering shares of Diodes common stock (each a “Diodes RSU”) on generally the same terms and conditions (including the applicable vesting requirements), equal to (A) the total number of unexercised shares of Pericom common stock previously subject to such Company Option multiplied by (B) the excess, if any, of the Merger Consideration over the exercise price per unexercised share subject to such Company Option and then divided by (C) the volume weighted average price of Diodes common stock on Nasdaq for a twenty (20) trading day period, starting with the opening of trading on the twenty-first (21st) trading day prior to the Closing Date to the closing of trading on the second to last trading day prior to the Closing Date, as reported by Bloomberg and determined without regard to after-hours trading (the VWAP of Parent Stock”) or any other trading outside of the regular trading session trading hours, rounded down to the nearest whole share.

Each outstanding Company Option that is vested as of immediately prior to the Effective Time will, immediately prior to the Effective Time, be cancelled and, in exchange therefor, each former holder of any such cancelled vested Company Option shall have the right to receive an amount in cash (without interest, and subject to deduction for any required withholding tax) equal to the product of (x) the total number of vested shares of Pericom common stock previously subject to such Company Option and (y) the excess, if any, of the Merger Consideration over the exercise price per share of Pericom common stock previously subject to such vested Company Option (the “Option Payment”). Each outstanding Company Option that is unvested and unexercisable and which is held by an individual who is rendering continuous service to the Company or its subsidiaries through the Effective Time but who is not eligible to be included on a registration statement filed by Diodes on Form S-8 will vest as of immediately prior to the Effective Time and be treated as a vested Company Option.

Immediately prior to the Effective Time, each outstanding award of restricted stock units and performance share units granted pursuant to any Company Stock Plan (each a “Company RSU”) that is unvested and that is held by an individual who is rendering continuous service to the Company or its subsidiaries through the Effective Time and who is eligible to be included on a registration statement filed by Diodes on Form S-8 will be canceled and replaced by Diodes and become a Diodes RSU, on generally the same terms and conditions (including applicable vesting requirements (other than performance-vesting requirements which will be deemed satisfied at “maximum” achievement) and deferral provisions) as applied to each such unvested Company RSU immediately prior to the Effective Time, with respect to the number of shares of Diodes common stock that is equal to the product of the number of shares of Company common stock that were subject to such unvested Company RSU immediately prior to the Effective Time multiplied by the quotient obtained by dividing (x) the Merger Consideration by (y) the VWAP of Parent Stock, rounded down to the nearest whole share.

Each Company RSU that is outstanding and vested as of the Effective Time will be cancelled in exchange for the right to receive a payment equal to the Merger Consideration and the amount of certain declared but unpaid dividends with respect to such Company RSU. Each outstanding Company RSU that is unvested prior to the Effective Time and held by an individual who is rendering continuous service to the Company or its subsidiaries through the Effective Time but who is not eligible to be included on a registration statement filed by Diodes on Form S-8 will vest (treating for this purpose any performance-based vesting condition as having been obtained at “maximum” level) and be cancelled in exchange for the right to receive a payment equal to the Merger Consideration.

The Company is subject to customary restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide information to, and enter into discussions or negotiations with, third parties regarding alternative acquisition proposals. However, prior to the receipt of the approval of the Merger from the Company’s shareholders, the solicitation restrictions are subject to a customary “fiduciary-out” provision that allows Pericom, under certain circumstances, to provide information to and participate in negotiations or discussions with third parties with respect to an alternative acquisition proposal if it determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the board of directors’ fiduciary duties under applicable law. In addition, Pericom’s board of directors, after satisfying certain notice requirements to Diodes, may change its recommendation with respect to the Merger if it determines in good faith, after consultation with outside legal counsel, that the failure to do so under certain circumstances specified in the Merger Agreement would reasonably be expected to be inconsistent with the board of directors’ fiduciary duties under applicable law.

The Merger Agreement contains certain termination rights for both Pericom and Parent, and provides that, upon termination of the Merger Agreement under specified circumstances, Pericom may be required to pay Parent a termination fee of $15.0 million. Specifically, if the Merger Agreement is terminated in connection with Pericom accepting a superior proposal or due to the withdrawal by the Pericom board of directors of its recommendation with respect to the Merger, then the termination fee will be payable by the Company to Parent upon termination.

Consummation of the Merger is subject to various conditions, including (i) obtaining requisite approval of the Merger from Pericom’s shareholders, (ii) the absence of any final and nonappealable law or order issued by certain specified governmental entities making illegal or permanently enjoining or prohibiting the Merger, (iii) the accuracy of the representations and warranties made by the parties, except, unless any inaccuracies would not have had or reasonably be expected to have a “material adverse effect” on the applicable party (as “material adverse effect” is defined in the Merger Agreement with respect to each party) and the performance by the parties in all material respects of their covenants and agreements under the Merger Agreement, (iv) the expiration or early termination of the waiting period applicable to the Merger under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended and (v) the absence of a material adverse effect on either party that is continuing.

The Merger Agreement contains customary representations, warranties and covenants of Pericom, Merger Sub and Diodes. Each of the parties have agreed to use their reasonable best efforts to cause the Merger to be consummated. The Merger Agreement also requires Pericom to call and hold a shareholder meeting and for Pericom’s board of directors, subject to the terms of the Merger Agreement, to recommend that Pericom shareholders approve the Merger Agreement.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and is hereby incorporated into this report by reference. The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Pericom. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the Merger Agreement, including information contained in a confidential disclosure schedule provided by Pericom to Diodes in connection with the signing of the Merger Agreement. The confidential disclosure schedule contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between Pericom and Diodes rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about Pericom.

Voting Agreements

Concurrently with entering into the Merger Agreement, certain directors and executive officers of Pericom, in their capacities as holders of shares or other equity interests of Pericom, entered into Voting Agreements with Parent (the “Voting Agreements”) pursuant to which they agreed, among other things, to vote their shares of Pericom common stock for the approval of the Merger Agreement and against any alternative proposal. Notwithstanding the foregoing, however, the Voting Agreements terminate upon the termination of the Merger Agreement in accordance with their terms, including the termination of the Merger Agreement by the Company’s board of directors in favor of a superior proposal. The foregoing description of the Voting Agreements does not purport to be complete and is qualified in its entirety by reference to the form of Voting Agreements, a copy of which is filed as Exhibit 99.1 hereto and is hereby incorporated into this report by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 2, 2015, the Pericom board of directors amended the Company’s Amended and Restated Bylaws (the “Bylaws”) by adding a new Article XIII (the “Amendment”), which provides that unless the Company consents in writing to the selection of an alternative forum, the United States District Court for the Northern District of California (or, in the event that the United States District Court for the Northern District of California does not have jurisdiction, any other federal or state court of the State of California) shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of any duty owed by any director or officer or other employee of the Company to the Company or to the shareholders of the Company, (c) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the California Corporations Code or the Articles of Incorporation of the Company or the Bylaws, or (d) any action asserting a claim against the Company or any director or officer or other employee of the Company that is governed by the internal affairs doctrine.

The foregoing summary of the Amendment is qualified in its entirety by reference to the full text of the Bylaws, as amended, which is filed as Exhibit 3.1 to this report and incorporated herein by reference.

Item 8.01.	Other Events.

On September 3, 2015, Pericom and Diodes issued a joint press release announcing the execution of the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.2 and incorporated herein by reference in its entirety.

Additional Information and Where to Find It

Pericom Semiconductor Corporation (“Pericom” or the “Company”) intends to file with the Securities and Exchange Commission (the “SEC”) a proxy statement in connection with its proposed acquisition by Diodes and furnish or file other materials with the SEC in connection with the proposed transaction. The definitive proxy statement will be sent or given to the shareholders of the Company and will contain important information about the proposed transaction and related matters. BEFORE MAKING ANY VOTING DECISION, PERICOM’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THOSE OTHER MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. The proxy statement and other relevant materials (when they become available), and any other documents filed by Pericom with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from Pericom by contacting Pericom’s Investor Relations by telephone at (408) 232-9100, or by mail to Investor Relations Department, Pericom Semiconductor Corporation, 1545 Barber Lane, Milpitas, California 95035 or by going to Pericom’s Investor Relations page on its corporate website at www.pericom.com.

Participants in the Solicitation

Pericom and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Pericom in connection with the proposed transaction. Information regarding the interests of these directors and executive officers in the transaction described herein will be included in the proxy statement described above. Additional information regarding the directors and executive officers of Pericom is included in proxy statement for its 2014 Annual Meeting, which was filed with the SEC on October 16, 2014, and is supplemented by other public filings made, and to be made, with the SEC by Pericom.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including, but not limited to, the ability of the parties to consummate the proposed transaction; satisfaction of closing conditions to the consummation of the proposed transaction; the impact of the announcement of the proposed transaction on Pericom’s relationships with its employees, existing customers or potential future customers; and such other risks and uncertainties pertaining to the Pericom’s business as detailed in its filings with the SEC on Forms 10-K and 10-Q, which are available on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Pericom assumes no obligation to update any forward-looking statement contained in this document.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

2.1*	Agreement and Plan of Merger, dated as of September 2, 2015, by and among Pericom Semiconductor Corporation, PSI Merger Sub, Inc., and Diodes Incorporated

3.1	Amended and Restated Bylaws, as amended on September 2, 2015

99.1	Form of Voting Agreement, dated as of September 2, 2015, by and among Diodes Incorporated and certain holders of shares and other equity interests of Pericom Semiconductor Corporation

99.2	Joint Press Release, issued by Pericom Semiconductor Corporation and Diodes Incorporated, dated September 3, 2015

*	Certain schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K promulgated by the SEC. Pericom agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERICOM SEMICONDUCTOR CORPORATION

Dated: September 3, 2015	/s/ Kevin S. Bauer
Name: Kevin S. Bauer
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1*	Agreement and Plan of Merger, dated as of September 2, 2015, by and among Pericom Semiconductor Corporation, PSI Merger Sub, Inc., and Diodes Incorporated

3.1	Amended and Restated Bylaws, as amended on September 2, 2015

99.1	Form of Voting Agreement, dated as of September 2, 2015, by and among Diodes Incorporated and certain holders of shares and other equity interests of Pericom Semiconductor Corporation

99.2	Joint Press Release, issued by Pericom Semiconductor Corporation and Diodes Incorporated, dated September 3, 2015

*	Certain schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K promulgated by the SEC. Pericom agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.